Evans Bancorp Reports 24% Increase in

Net Income for the First Quarter of 2008

•	Net interest income increases 12.6% in first quarter compared to prior year.

•	Net interest margin increases 84 bps from prior year to 4.44% in first quarter.

•	Average first quarter loan balances up 12.3% from prior year.

•	Efficiency ratio improves to 62.44% in first quarter.

ANGOLA, NY, April 23, 2008 – Evans Bancorp, Inc. (“The Company”) (NASDAQ: EVBN), today reported its results of operations for the quarter ended March 31, 2008.

Net income for the first quarter of 2008 was $1.59 million, or $0.58 per diluted share, up $0.31 million, or 23.8%, from net income of $1.29 million, or $0.47 per diluted share, in the first quarter of 2007. Return on average equity improved to 14.45% for the quarter compared with 12.85% in last year’s first quarter. The results included a one-time gain for the curtailment of the Company’s defined benefit pension plan of $0.33 million ($0.20 million after-tax), or $0.07 per diluted share. The plan was frozen in the first quarter while the Company enhanced the benefits offered in its 401(k) savings plan.

“Net operating” income (as defined in the following supplemental non-GAAP disclosure) is net income adjusted for what management considers to be “non-operating” items. Net operating income for the first quarter of 2008 was $1.69 million, or $0.62 per diluted share, up $0.32 million, or 23.0%, from net operating income of $1.38 million, or $0.50 per diluted share, in the first quarter of 2007.

David J. Nasca, President and CEO of Evans Bancorp, noted, “The Company experienced strong loan and lease growth in the first quarter, which drove net interest income growth. Our balance sheet was well-positioned for the recent drop in interest rates, as our cost of interest-bearing liabilities dropped dramatically and our overall net interest margin increased significantly.”

Supplemental Non-GAAP Disclosure

To provide investors with greater visibility of Evans Bancorp’s operating results, in addition to the results measured in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company provides supplemental reporting on “net operating income”, which excludes items that management believes to be non-operating in nature. Specifically, “net operating income” excludes gains and losses on the sale of securities and the amortization of acquisition-related intangible assets. This non-GAAP information is being disclosed because management believes that providing these non-GAAP financial measures provides investors with information useful in understanding the Company’s financial performance, its performance trends, and financial position. While the Company’s management uses these non-GAAP measures in its analysis of the Company’s performance, this information should not be viewed as a substitute for financial results determined in accordance with GAAP or considered to be more important than financial results determined in accordance with GAAP, nor is it necessarily comparable with non-GAAP measures which may be presented by other companies.

See the reconciliation of net operating income and diluted net operating earnings per share to net income and diluted earnings per share in the following table:

Reconciliation of GAAP Net Income to Net Operating Income

	3 months ended
	March 31
	2008	2007	Change
(in thousands, except per share)
GAAP Net Income	$1,593	$1,287	23.8%
(Gain) loss on sale of securities*	—	1
Amortization of acquisition-related intangibles*	99	88
Net operating income	$1,692	$1,376	23.0%
GAAP diluted earnings per share	$0.58	$0.47	23.4%
(Gain) loss on sale of securities*	—	—
Amortization of acquisition-related intangibles*	0.04	0.03
Diluted net operating earnings per share	$0.62	$0.50	24.0%

* After any tax-related effect

Net Interest Income
Net interest income during the first quarter of 2008 increased to $4.36 million, up $0.49 million, or 12.6%, from $3.87 million in the first quarter of 2007. Loan and lease growth and the reduced cost of interest-bearing liabilities were the main factors in the increase. Average net loans and leases in the first quarter of 2008 were $322.2 million, up 12.3% from $287.0 million in the first quarter of the prior year. Those areas experiencing the strongest growth included commercial real estate, residential real estate, and direct financing leases. Average deposit balances declined to $327.7 million, with much of the decline in muni-vest savings and time deposits. This is related to the Company’s balance sheet restructuring in the second quarter of 2007. The Company also experienced a decline in core deposits, particularly in demand, NOW, and regular savings accounts. Competition for low-cost core funding continues to be intense and difficult, but acquisition of core deposits remains a focal point of the Company’s strategy.

The Company also benefited from the recent drop in interest rates as rates paid on muni-vest savings accounts dropped 142 basis points (“bps”), time deposits 46 bps, and other borrowed funds 45 bps, compared with the prior year first quarter. The overall cost of funds declined from 3.65% in the first quarter of 2007 to 3.20% in the first quarter of 2008. By comparison, loan and lease yields in the first quarter fell only 14 bps compared with the prior year. These factors resulted in a higher net interest margin. The improved margin was also aided by the Company’s balance sheet restructuring in the second quarter of 2007, which significantly reduced lower yielding average securities balances.

The Company’s net interest margin for the quarter was 4.44%, up 84 bps from last year’s first quarter net interest margin of 3.60%, and 8 bps from the fourth quarter of 2007.

Allowance for Loan and Lease Loss and Asset Quality

Asset quality remains strong. Net charge-offs to average total loans and leases increased to 0.44% compared with 0.23% for the 2007 first quarter and 0.33% in the fourth quarter of 2007. The ratio of non-performing loans and leases to total loans and leases was 0.13% at March 31, 2008, compared with 0.22% at both the end of last year’s first quarter and the fourth quarter of 2007. The increased level of charge-offs and strong loan growth resulted in an increase in the provision for loan losses to $0.56 million in the first quarter of 2008 versus $0.32 million in the first quarter of 2007, and $0.97 million in the fourth quarter of 2007. The allowance for loan and lease losses to total loans and leases ratio increased 8 bps to 1.40% at March 31, 2008, from 1.32% at the end of last year’s first quarter, but was at approximately the same level as the 1.41% at December 31, 2007.

Gary A. Kajtoch, Treasurer of Evans Bancorp, noted, “Higher charge-offs in the quarter were related primarily to the seasoning of our higher yielding direct financing commercial lease portfolio. On average, the leases earn a 14% yield, and currently comprise approximately 14% of our total loan portfolio. We plan on continuing to remain competitive with this product as the returns continue to justify the increased credit costs. Nonetheless, our current strategy is to keep this component of our loan portfolio at or less than 15% of the total portfolio so that we retain proper diversification in our loan mix.”

Non-Interest Income

Total non-interest income during the first quarter of 2008 was $3.53 million, up $0.38 million, or 12.3%, from $3.15 million in the first quarter of 2007. A one-time gain on the curtailment related to the freezing of the Company’s defined benefit pension plan accounted for $0.33 million of the increase. Non-interest income represented 44.8% of total revenue, the same as in the first quarter of 2007. Other increases occurred in deposit service charges (13.0%) and other income (18.3%). The increase in deposit service charges was related to increased activity while the increase in other income was largely due to fees from the cashing of tax refund checks for customers after the development of new relationships with certain tax services firms. These increases were somewhat offset by a decline in bank-owned life insurance (“BOLI”) income. BOLI income declined due to the worsening performance of the equity investments insurance companies use to back the policies. Insurance revenue, the largest component of non-interest income, remained flat at $2.13 million. Retention remained high, but the increase in policies was offset by soft insurance market pricing.

Non-Interest Expense

Total non-interest expenses were $5.09 million for the first quarter of 2008, up 3.2% from $4.93 million in the first quarter of 2007. Salaries and employee benefits increased $0.20 million, or 7.6%, to $2.87 million for the quarter due to merit increases, an enhanced incentive compensation system, increased contributions to the 401(k) savings plan and the addition of new employees in sales and retail operations as well as through the acquisition of an insurance agency in July 2007, somewhat offset by savings related to the freezing of the defined benefit pension plan. Other expenses decreased $0.11 million, or 12.9%, because the Company incurred an external fraud loss in the first quarter of 2007.

The efficiency ratio for the first quarter of 2008 improved to 62.44% from 68.26% in last year’s first quarter and 65.11% in the trailing fourth quarter of 2007. Of the total 5.82% decrease from last year’s first quarter, the pension curtailment constituted 2.70%.

Capital Management

The Company consistently maintains regulatory capital ratios at, or above, federal “well capitalized” standards. Average equity as a percentage of average assets was 9.96% in the three months ended March 31, 2008, compared to 9.46% at December 31, 2007, and 8.36% in the three months ended March 31, 2007. Book value per outstanding common share was $16.07 at March 31, 2008, compared with $15.74 at December 31, 2007, and $14.71 at March 31, 2007.

During the quarter, the Company repurchased 13,701 shares of common stock at an average price of $17.05. In 2007, the Company repurchased 20,600 shares at an average price of $18.69.

Outlook

Mr. Nasca concluded, “We continue to drive performance by aggressively pursuing new customers in Western New York and by differentiating our services by providing personalized, simplified services. We have a team in place that is persistent, focused and intent on taking market share in this region while gaining a larger share of each customer’s potential business. Our strong first quarter performance in a turbulent economic environment demonstrates our continued efforts to grow the Company and increase shareholder returns.”

About Evans Bancorp, Inc.
Evans Bancorp, Inc., a registered financial holding company under the Bank Holding Company Act of 1956, is the parent company of Evans National Bank, a commercial bank with $460 million in assets and $344 million in deposits at March 31, 2008. The Bank has 11 branches located in Western New York. Evans National Leasing, Inc., an indirect wholly-owned subsidiary of Evans National Bank is a general business equipment leasing company with customers throughout the U.S. ENB Insurance Agency, Inc. is an indirect, wholly-owned subsidiary of Evans Bancorp and provides retail and commercial property and casualty insurance through 12 agencies in the Western New York region. ENB Associates Inc., a wholly-owned subsidiary of ENB Insurance Agency, provides non-deposit investment products such as annuities and mutual funds. More information on Evans Bancorp, Inc. and Evans National Bank can be found at: www.evansbancorp.com and www.evansnationalonline.com.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements concerning future business, revenue and earnings. These statements are not historical facts or guarantees of future performance, events or results. There are risks, uncertainties and other factors that could cause the actual results of Evans Bancorp to differ materially from the results expressed or implied by such statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements, include competitive pressures among financial services companies, interest rate trends, general economic conditions, changes in legislation or regulatory requirements, effectiveness at achieving stated goals and strategies, and difficulties in achieving operating efficiencies. These risks and uncertainties are more fully described in Evans Bancorp’s Annual and Quarterly Reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made. Evans Bancorp undertakes no obligation to publicly update or revise forward-looking information, whether as a result of new, updated information, future events or otherwise.

For more information contact:	-OR-
Gary A. Kajtoch Senior Vice President and Chief Financial Officer	Deborah K. Pawlowski Kei Advisors LLC
Phone: (716) 926-2000 Email: gkajtoch@evansnational.com	Phone: (716) 843-3908 Email: dpawlowski@keiadvisors.com

TABLES FOLLOW

EVANS BANCORP, INC. AND SUBSIDIARIES
FINANCIAL HIGHLIGHTS
(In thousands except share and per share data)

	Three Months Ended
	March 31,
	2008	2007
Performance ratios, annualized
Return on average total assets	1.44%	1.07%
Return on average stockholders’ equity	14.45%	12.85%
Common dividend payout ratio (TTM)	55.4%	38.9%
Efficiency ratio	62.44%	68.26%
Yield on average earning assets	7.03%	6.65%
Cost of interest-bearing liabilities	3.20%	3.65%
Net interest rate spread	3.83%	3.00%
Contribution of interest-free funds	0.61%	0.60%
Net interest margin	4.44%	3.60%
Asset quality data
Past due over 90 days and accruing	$52	$68
Nonaccrual loans and leases	$373	$591
Total non-performing loans and leases	$425	$659
Other real estate owned (ORE)	—	$40
Total non-performing assets	$425	$699
Net loan and lease charge-offs	$359	$169
Net charge-offs to average total loans and leases	0.44%	0.23%
Asset quality ratios
Non-performing loans to total loans and leases	0.13%	0.22%
Non-performing assets to total assets	0.09%	0.14%
Allowance for loan and lease losses to total loans and leases	1.40%	1.32%
Capital ratios
Average common equity to average total assets	9.96%	8.36%
Leverage ratio	9.63%	8.68%
Tier 1 risk-based capital ratio	12.12%	12.34%
Risk-based capital ratio	13.37%	13.48%
Book value per share	$16.07	$14.71
Common shares outstanding
Average-diluted	2,748,876	2,731,925
Period end basic	2,737,997	2,729,556

EVANS BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands except share and per share data)

	March 31,	December 31,
	2008	2007	% Change
ASSETS
Cash and due from banks	$13,558	$12,335	9.9%
Interest-bearing deposits at other banks	395	269	46.8
Securities:
Available for sale, at fair value	71,432	70,144	1.8
Held to maturity, at amortized cost	2,177	2,266	-3.9
Loans and leases, net of allowance for loan and lease losses of $4,752
in 2008 and $4,555 in 2007	334,902	319,556	4.8
Properties and equipment, net	8,252	8,366	-1.4
Goodwill	10,046	10,046	0.0
Intangible assets	2,346	2,507	-6.4
Bank-owned life insurance	10,817	10,760	0.5
Other assets	6,508	6,480	0.4

TOTAL ASSETS	$460,433	$442,729	4.0%

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Deposits:
Demand	$73,257	$69,268	5.8%
NOW	9,956	10,141	-1.8
Regular savings	86,052	92,864	-7.3
Muni-vest	27,253	24,530	11.1
Time	147,051	129,026	14.0

Total deposits	343,569	325,829	5.4
Securities sold under agreement to repurchase	5,097	3,825	33.3
Other short-term borrowings	27,401	33,980	-19.4
Other liabilities	10,666	10,361	2.9
Junior subordinated debentures	11,330	11,330	0.0
Long-term borrowings	18,381	14,101	30.4

Total liabilities	416,444	399,426	4.3

CONTINGENT LIABILITIES AND COMMITMENTS

STOCKHOLDERS’ EQUITY:
Common stock, $.50 par value; 10,000,000 shares authorized;
2,756,731 and 2,756,731 shares issued, respectively, and
2,737,997 and 2,751,698 shares outstanding, respectively	1,378	1,378	0.0
Capital surplus	26,417	26,380	0.1
Retained earnings	16,188	15,612	3.7
Accumulated other comprehensive gain, net of tax	323	16	1918.8
Less: Treasury stock, at cost (18,734 and 5,033 shares, respectively)	(317)	(83)	281.9

Total stockholders' equity	43,989	43,303	1.6

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$460,433	$442,729	4.0%

EVANS BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands except share and per share data)

	Three Months Ended March 31,
	2008	2007	% Change
INTEREST INCOME
Loans and leases	$6,174	$5,600	10.3%
Interest bearing deposits at banks	4	87	-95.4
Securities:
Taxable	320	1,012	-68.4
Non-taxable	399	443	-9.9

Total interest income	6,897	7,142	-3.4
INTEREST EXPENSE
Deposits	1,957	2,704	-27.6
Other borrowings	389	350	11.1
Junior subordinated debentures	193	218	-11.5

Total interest expense	2,539	3,272	-22.4

NET INTEREST INCOME	4,358	3,870	12.6
PROVISION FOR LOAN AND LEASE LOSSES	557	315	76.8

NET INTEREST INCOME AFTER
PROVISION FOR LOAN AND LEASE LOSSES	3,801	3,555	6.9

NON-INTEREST INCOME:
Bank charges	532	471	13.0
Insurance service and fees	2,134	2,129	0.2
Net loss on sales of securities	-	(1)	-100.0
Premium on loans sold	1	1	0.0
Bank-owned life insurance	57	140	-59.3
Pension curtailment gain	328	-	-
Other	479	405	18.3

Total non-interest income	3,531	3,145	12.3

NON-INTEREST EXPENSE:
Salaries and employee benefits	2,872	2,668	7.6
Occupancy	626	603	3.8
Supplies	67	78	-14.1
Repairs and maintenance	146	139	5.0
Advertising and public relations	108	88	22.7
Professional services	267	252	6.0
Amortization of intangibles	162	144	12.5
Other insurance	82	90	-8.9
Other	758	870	-12.9

Total non-interest expense	5,088	4,932	3.2

INCOME BEFORE INCOME TAXES	2,244	1,768	26.9

INCOME TAX PROVISION	651	481	35.3

NET INCOME	$1,593	$1,287	23.8%

Net income per common share-basic	$0.58	$0.47	23.4%

Net income per common share-diluted	$0.58	$0.47	23.4%

Cash dividends per common share	$0.37	$0.34

Weighted average number of common shares	2,748,515	2,730,499

Weighted average number of diluted shares	2,748,876	2,731,925

EVANS BANCORP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED AVERAGE BALANCE SHEETS AND ANNUALIZED RATES
(In thousands except share and per share data)

	Three Months Ended			Three Months Ended
	March 31, 2008			March 31, 2007
	Average	Interest		Average	Interest
	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Balance	Paid	Rate	Balance	Paid	Rate
	(dollars in thousands)			(dollars in thousands)
ASSETS
Interest-earning assets:
Loans and leases, net	$322,168	$6,174	7.67%	$286,986	$5,600	7.81%
Taxable securities	32,944	320	3.89%	94,387	1,012	4.29%
Tax-exempt securities	36,848	399	4.33%	41,241	443	4.30%
Federal funds sold	703	4	2.28%	7,062	87	4.93%

Total interest-earning assets	392,663	6,897	7.03%	429,676	7,142	6.65%

Non interest-earning assets:
Cash and due from banks	12,029			10,987
Premises and equipment, net	8,322			8,708
Other assets	29,628			29,558

Total Assets	$442,642			$478,929

LIABILITIES & STOCKHOLDERS’ EQUITY
Interest-bearing liabilities:
NOW	$10,401	$15	0.58%	$12,057	$6	0.20%
Regular savings	86,758	256	1.18%	88,254	252	1.14%
Muni-Vest savings	24,433	177	2.90%	47,927	518	4.32%
Time deposits	136,084	1,509	4.44%	157,473	1,928	4.90%
Other borrowed funds	43,234	378	3.50%	34,000	336	3.95%
Junior subordinated debentures	11,330	193	6.81%	11,330	218	7.70%
Securities sold U/A to repurchase	5,513	11	0.80%	7,445	14	0.75%

Total interest-bearing liabilities	317,753	$2,539	3.20%	358,486	$3,272	3.65%

Noninterest-bearing liabilities:
Demand deposits	69,996			70,935
Other	10,804			9,451

Total liabilities	$398,553			$438,872

Stockholders’ equity	44,089			40,057

Total Liabilities and Equity	$442,642			$478,929

Net interest earnings		$4,358			$3,870

Net yield on interest earning assets			4.44%			3.60%

Interest rate spread			3.83%			3.00%